Exhibit 2.1

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

Avalon GloboCare Corp., Seller

and

Wenzhao Lu, Purchaser

dated as of

February 18, 2026

i

This AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of the 18th day of February, 2026 (the “Effective Date”), is entered into between Avalon GloboCare Corp., a Delaware corporation, having an address at 4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728 (“Seller”), and Wenzhao Lu, an individual, having an address at 16 Evan Dr, Morganville, New Jersey 07751 (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser entered into a Membership Interest Purchase Agreement, dated as of the 17th day of November, 2023 (The “MIPA”) pursuant to which (i) Seller agreed sell to Purchaser, and Purchaser was granted the right to purchase from Seller, Membership Interests comprising 30% of the total outstanding Membership Interests (the “Sale Membership Interests”), subject to the terms and conditions set forth in the MIPA, and (ii) Seller agreed to grant to Purchaser an option to purchase, and Purchaser was granted an option to purchase from Seller, up to the additional seventy percent (70%) of the Membership Interests (the “Membership Interest Purchase Option”), subject to the terms and conditions set forth in the MIPA;

WHEREAS, Seller owns ONE HUNDRED percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) in Avalon RT 9 Properties, LLC, a New Jersey limited liability company (the “Company”);

WHEREAS, the Company is the property owner (the “Property Owner”) of a one hundred percent (100%) fee simple interest in the property located at 4400 Route 9 South, Freehold, Block 4 Lot 46.03, on the municipal Tax map of Freehold Township, New Jersey 07728 (the “Property”);

WHEREAS, as of the date Effective Date of this Agreement, neither the sale of the Sale Membership Interests nor exercise or sale of the additional Membership Interests pursuant to the Membership Interest Purchase Option have been consummated;

WHEREAS, Seller now wishes to sell to Purchaser, and Purchaser wishes to now purchase from Seller, Membership Interests comprising 100% of the total Membership Interests (the “100% Membership Interests”), subject to the terms and conditions set forth herein;

WHEREAS, Purchaser is the Chairman of the Board of the Seller;

WHEREAS, the sale of the Sale Membership Interests to the Purchaser as provided herein (including the Purchase Price payable therefor) has been approved by the Board of Directors of the Seller in accordance with Section 144 of the Delaware General Corporation Law; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

“Advance Deposit” has the meaning set forth in Section 3.01.

“Agreement” has the meaning set forth in the Preamble.

“Assignment” has the meaning set forth in Section 3.01.

“Bring Down Certificate” has the meaning set forth in Section 6.01.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which commercial banks in the City of New York are open for the general transaction of business.

“Closing” has the meaning set forth in Section 5.01.

“Closing Date” has the meaning set forth in Section 5.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“Earnest Money Deposit” has the meaning set forth in Section 3.01.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” has the meaning set forth in Section 2.01.

“Existing Mortgage Documents” means: (a) that certain Mortgage and Security Agreement, dated as of September 1, 2022, entered into between the Property Owner, as borrower, and S&P Principal LLC (“S&P”), in the principal amount of FOUR MILLION EIGHT HUNDRED THOUSAND Dollars ($4,800,000); (b) that certain Second Mortgage and Security Agreement, dated May 24, 2023, entered into between the Property Owner and S&P, in the principal amount of ONE MILLION Dollars ($1,000,000); (c) that certain Mortgage and Security Agreement, dated as of October 9, 2023, entered into between the Property Owner, Mast Hill Fund, L.P. and FirstFire Global Opportunities Fund LLC (together with S&P, the “Lenders”), in the principal amount of SEVEN HUNDRED THOUSAND Dollars ($700,000); and (d) all other documents and agreements evidencing and securing repayment of the Existing Mortgage Financing.

“Existing Mortgage Financing” means the mortgage loans made by the Lenders to the Company in the original principal amount of SIX MILLION FIVE HUNDRED THOUSAND Dollars ($6,500,000) as evidenced by the Existing Mortgage Documents.

“Indemnified Parties” means Seller, Managing Member, the Property Owner, and the Company, and their respective disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors, and attorneys or other advisors, and any successors or assigns of the foregoing.

“Joinder” has the meaning set forth in Section 6.02.

“Managing Member” means the sole Member under the Operating Agreement.

“Managing Member Approval” shall have the meaning set forth in Section 10.03.

“Membership Interests” has the meaning set forth in the Recitals.

“Operating Agreement” means that certain Operating Agreement of the Company dated February 28, 2017 entered into between Seller, as sole member and the Company;

“Organizational Documents” means with respect to the Company and the Property Owner, the articles of organization or certificate of formation, as applicable, the Operating Agreement, member resolutions, certificates evidencing the membership interests, if any, and all amendments or modifications to the foregoing and similar governing instruments required by the laws of the governing jurisdiction of formation or organization.

“Permitted Encumbrance” means any mortgage, pledge, lien, charge, or security interest resulting from the Existing Mortgage Financing.

“Pre-Closing Tax Period” means any taxable period of the Company that ends on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Property” has the meaning set forth in the Recitals.

“Property Owner” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 3.01.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Representatives” has the meaning set forth in Section 4.01.

“Sale Membership Interests” has the meaning set forth in the Recitals.

“Satisfaction” has the meaning set forth in Section 3.01.

“Seller” has the meaning set forth in the Preamble.

“Tax” or “Taxes” means any federal, state, local, foreign, or other tax, fee, levy, duty, assessment, or other governmental charge, any amounts paid under an agreement with a governmental authority relating to a tax or in lieu of a tax, and any interest, additions to tax, and penalties in connection therewith.

“Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments, attachments, and supplements thereto (including all related or supporting information), required to be maintained for or supplied to any governmental authority responsible for the administration or collection of Taxes.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Sale Membership Interests. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with the terms and conditions of this Agreement, the 100% Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”) other than a Permitted Encumbrance, but subject to the terms and restrictions of: (a) the Operating Agreement; and (b) the Existing Mortgage Documents. For purposes hereof, the 100% Membership Interests shall include but are not limited to: (i) the Seller’s portion of the capital account in the Company corresponding to the 100% Membership Interests; (ii) the Seller’s right to share in the profits and losses of the Company based on the percentage ownership of the Company evidenced by the 100% Membership Interests; (iii) the Seller’s right to receive distributions from the Company based on the percentage ownership of the Company evidenced by the 100% Membership Interests; and (iv) all of the voting rights attributable to the 100% Membership Interests.

ARTICLE III
PURCHASE PRICE

Section 3.01 Purchase Price. The purchase price for the 100% Membership Interests is NINE MILLION Dollars ($9,000,000) (the “Purchase Price”), which shall be satisfied as follows:

(i) Prior to the Effective Date, the Purchaser has advanced to Seller in cash, the sum of three million one hundred thousand dollars ($3,100,000), which includes a $300,000 payment that was made as an earnest money deposit (the “Earnest Money Deposit”), as well as an additional two million eight hundred thousand dollars ($2,800,000) that was made as an advance payment towards the Purchase Price (the “Advance Deposit”); and

(ii) At Closing, the Purchaser shall satisfy the balance of the Purchase Price by way of assignment and assumption (“Assignment”) or satisfaction (“Satisfaction”) of the balance due on the Existing Mortgage Financing, which is currently approximately five million nine hundred thousand dollars ($5,900,000).

ARTICLE IV
INSPECTION

Section 4.01 Purchaser’s Inspection Rights. Purchaser and its agents, employees, consultants, inspectors, and appraisers (collectively ‘Purchaser’s Representatives’) shall have the right from time to time through the Closing Date, to the extent in Seller’s possession or control, to have access to and inspect all books and records, contracts, financial, operating, tax, organizational, and other documents and information related to the Company as Purchaser or Purchaser’s Representatives may reasonably request. Notwithstanding any such inspection, or anything to the contrary herein contained, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance, or other matter of any kind discovered following the date hereof in connection with any such inspection, access, or otherwise; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for purchasing the Membership Interests. Without limiting the generality of the foregoing: (a) Purchaser agrees that it shall not have any so-called “due diligence period” and that it shall have no right to terminate this Agreement or obtain a reduction of the Purchase Price because of any such fact, circumstance, or other matter so discovered; and (b) Purchaser shall have no right to terminate this Agreement or obtain a return of the Earnest Money Deposit except as otherwise expressly provided in this Agreement. If the Closing under this Agreement shall not occur for any reason whatsoever, Purchaser shall promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser and shall destroy all copies and abstracts thereof.

ARTICLE V

CLOSING

Section 5.01 Closing; Closing Date. The closing of the transaction contemplated hereby (the “Closing”) shall occur at 12:01 a.m. Eastern standard time on February 18th, 2026 (the “Closing Date”) in accordance with the terms and conditions of this Agreement, at the offices of Sheppard, Mullin, Richter & Hampton LLP, located at 30 Rockefeller Plaza,, New York, NY 10112. The Closing and exchange of documents may also take place by facsimile or other electronic transmission. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing,

(a) The Closing Date may be accelerated to a date that is mutually agreed upon by the Purchaser and the Seller (such accelerated date, the “Accelerated Closing Date”).

(b) The Seller and the Purchaser shall be entitled to adjourn the Closing Date or the Accelerated Closing Date one or more times on at least ten (10) Business Days’ notice to the other party to satisfy any conditions to such party’s obligations to consummate the Closing under this Agreement.

(c) The Closing Date, Accelerated Closing Date, and/or any other date to which the Closing is adjourned or accelerated in accordance with the terms of this Agreement shall be deemed the “Closing Date” hereunder.

Purchaser acknowledges and agrees that time shall be of the essence with respect to the performance by Purchaser of its obligations to purchase the Sale Membership Interests, pay the Purchase Price, and otherwise consummate the transactions contemplated in this Agreement on the Closing Date.

ARTICLE VI
CLOSING DELIVERIES

Section 6.01 Seller’s Closing Deliveries. Seller shall deliver or cause to be delivered to Purchaser the following at the Closing, except as otherwise specified below:

(a) A consent of the board of directors of Seller authorizing the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder.

(b) The Managing Member Approval.

(c) A revised Members’ Schedule (Exhibit A to the Operating Agreement and Exhibit A hereto) reflecting the Purchaser’s purchase of the Sale Membership Interests and ownership interest in the Company.

(d) A written certificate stating that all representations and warranties contained in Section 9.01 remain, as of the Closing Date, true, correct, and complete in all material respects as when first made hereunder (the “Bring Down Certificate”).

(e) A valid and properly executed Internal Revenue Service Form W-9.

Section 6.02 Purchaser’s Closing Deliveries. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) The balance of the Purchase Price as set forth in Section 3.01(b).

(b) Agreement(s) completing the assignment or satisfaction of any and all balance due with respect to in connection with the Existing Mortgage Financing.

(c) Agreement(s) terminating all guarantees provided by the Seller in connection with the Existing Mortgage Financing, in form and substance satisfactory to the Seller.

(d) The Joinder Agreement, executed by the Purchaser, a form of which is set forth in Exhibit B hereto (the “Joinder”).

ARTICLE VII
TAX MATTERS

Section 7.01 Allocations of Company Income and Loss. For the avoidance of doubt, Seller and Purchaser agree that the Company as a disregarded entity for income tax purposes shall allocate all items of Company income, gain, loss, deduction, or credit attributable to the Sale Membership Interests for the taxable year of the Closing through the Closing Date to Seller and that after the Closing Date, the Company, which will be treated as a partnership for income tax purposes, shall allocate all items of Company income, gain, loss, deduction, or credit attributable to the Sale Membership Interests to Seller and Purchaser for the taxable year of the Closing after the Closing Date as provided in the Operating Agreement.

Section 7.02 Tax Audit Procedures. Seller shall be the partnership representative for purposes of Subchapter C of Chapter 63 of the Code, as revised by Section 1101 of the Bipartisan Budget Act of 2015, as such provisions may thereafter be amended and including Treasury Regulations or other guidance issued thereunder.

Section 7.03 Transfer Taxes. Seller shall pay, and shall reimburse Purchaser for, any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

ARTICLE VIII
selleR’s covenants

Section 8.01 Seller’s Covenants. Seller covenants that:

(a) From the Effective Date until the Closing, Seller shall:

(i) Bear the cost of all Taxes required to be paid by the Company for any Pre-Closing Tax Periods; and

(ii) Promptly deliver or cause to be delivered to Purchaser, upon request, copies of the most recent financial statements of the Company.

(b) From the Effective Date until the Closing, the Seller shall not, without Purchaser’s prior written approval, which approval shall not be unreasonably withheld:

(i) Enter into any agreement that would require the consent of a third party to consummate the transactions contemplated by this Agreement;

(ii) Sell, transfer, encumber, or change the status of title of all or any portion of the Sale Membership Interests; or

(iii) Consent to any amendment to the Organizational Documents that would materially affect Seller’s rights or obligations in the Company.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01 Seller’s Representations and Warranties.

(a) Seller represents and warrants to the Purchaser and the Company that:

(i) Seller is a corporation duly formed and in good standing under the laws of the State of Delaware. Seller has the corporate power to enter into and perform this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement, including the sale of the Sale Membership Interests to the Purchaser as contemplated hereby, has been duly authorized by the Seller and the Company.;

(ii) This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally and to general equity principles;

(iii) Schedule II is a true, correct, and complete list of all Organizational Documents of the Company;

(iv) The sale of the Sale Membership Interests as contemplated hereby does not violate any preemptive or similar rights of any person under the Organizational Documents of the Company or any agreement, arrangement or other understanding to which either the Seller or the Company is a party or by which either of them is bound or the Sale Membership Interests are subject;

(v) Seller has good and valid title to the Membership Interests, including the Sale Membership Interests, free and clear of all liens, pledges, charges, security interests, rights of first refusal, purchase options, or other Encumbrances of any kind;

(b) All representations and warranties made to Seller’s knowledge in this Agreement are made based on the actual knowledge of Luisa Ingargiola, without any duty to review or investigate the matters to which such knowledge, or the absence thereof, pertains and with no imputed knowledge whatsoever, whether from any partner, officer, director, member, shareholder, or employee of Seller. Luisa Ingargiola shall have no personal liability arising out of any representations or warranties made herein.

Section 9.02 Purchaser’s Representations and Warranties. Purchaser represents and warrants to the Seller and the Company that:

(a) Purchaser has the legal capacity to enter into and perform this Agreement in accordance with its terms.

(b) This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally and to general equity principles.

(c) The purchase of the Sale Membership Interests as contemplated hereby does not violate any agreement, arrangement or other understanding to which the Purchaser is a party or by which he is bound. The Purchaser has readily available cash resources in an amount sufficient for him to complete the purchase of the Sale Membership Interests, including the payment of the Purchase Price as contemplated hereby.

(d) Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser is acquiring the Sale Membership Interests solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Sale Membership Interests constitute “restricted securities” under Rule 144 under the Securities Act, have not been registered under the Securities Act, or any state securities laws, and that the Sale Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Purchaser acknowledges that an appropriate transfer restriction above will be noted in the Company’s books and records and will be placed on any certificate representing any of the Sale Membership Interests.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of Seller. Notwithstanding anything to the contrary contained herein, the obligation of Seller to close the transaction in accordance with this Agreement is expressly conditioned on the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Seller, at its election, evidenced by written notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

(a) Purchaser shall have: (i) executed and delivered to Seller all documents required to be delivered by Purchaser at Closing; (ii) paid the Cash Consideration and completed the Assignment or Satisfaction in accordance with Section 3.01; and (iii) paid all other sums of money required under this Agreement, if any.

(b) Purchaser shall not be in default of any covenant or agreement to be performed by Purchaser under this Agreement and shall have performed all other obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) On the Closing Date, all representations and warranties made by Purchaser in Section 9.02 shall be true and correct as if made on the Closing Date.

(d) The Managing Member Approval shall have been obtained pursuant to Section 10.03 hereof.

Section 10.02 Conditions to Obligations of Purchaser. Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close the transaction and pay the Purchase Price in accordance with this Agreement is expressly conditioned on the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

(a) Seller shall have executed and delivered to Purchaser all documents required to be delivered by Seller at the Closing and shall have taken all other action required of Seller at the Closing.

(b) All representations and warranties made by Seller in Section 9.01 shall be true and correct in all material respects as if made on the Closing Date; provided, however, to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing Date, Seller shall have the right to update its representations and warranties as of the Closing Date.

(c) The Managing Member Approval shall have been delivered pursuant to Section 10.03.

Section 10.03 Managing Member Approval. The Managing Member’s consent to the: (a) transfer of the Sale Membership Interests to Purchaser (or its designee); and (b) admission of the Purchaser (or its designee) as a member in the Company (the “Managing Member Approval”) shall be a condition precedent to Purchaser’s and Seller’s obligation to close the transaction under this Agreement. The Managing Member Approval shall be in form and substance acceptable to Purchaser and substantially in the form attached hereto as Exhibit C. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser the Managing Member Approval.

Section 10.04 Failure of Conditions to Closing.

(a) If, except as provided in 10.04(c), Purchaser is unable to timely satisfy (and Seller has not waived in writing) the conditions precedent to Seller’s obligation to effect the Closing, then such failure shall constitute a default hereunder, in which case, Seller shall have the right to terminate this Agreement by notice thereof to Purchaser in accordance with the terms of this Agreement. If this Agreement is so terminated, then Seller shall be entitled to receive the Earnest Money Deposit and thereafter, neither Party shall have any further obligations hereunder, except those expressly stated to survive the termination hereof, if any.

(b) If Seller is unable to timely satisfy the conditions precedent to Purchaser’s obligation to effect the Closing (and Purchaser has not waived the same in writing), then Seller may, if it so elects and without any abatement in the Purchase Price: (i) adjourn the Closing Date for a period or periods not to exceed twenty (20) Business Days in the aggregate after the Closing Date; and (ii) if, after any such extension, the conditions precedent to Purchaser’s obligation to effect the Closing continue not to be satisfied (and Purchaser has not waived the same in writing) or Seller does not elect such extension and, in either case, such failure of condition precedent is not the result of Seller’s default hereunder, then Purchaser or Seller shall be entitled to terminate this Agreement by notice thereof to the other Party in accordance with the terms of this Agreement. If this Agreement is so terminated, then Purchaser shall be entitled to receive the Earnest Money Deposit and thereafter neither Party shall have any further obligations hereunder, except those expressly stated to survive the termination hereof, if any.

(c) If the Managing Member Approval has not been obtained by the Closing Date, then provided that both parties have used reasonably diligent efforts to obtain the approval and are not otherwise in default under this Agreement, either Purchaser or Seller shall be entitled to terminate this Agreement by notice thereof to the other Party in accordance with the terms of this Agreement. If this Agreement is so terminated, then Purchaser shall be entitled to receive the Earnest Money Deposit and thereafter neither Party shall have any further obligations hereunder, except those expressly stated to survive the termination hereof, if any.

ARTICLE XI
ADDITIONAL AGREEMENTS

Section 11.01 Intentionally Omitted

ARTICLE XII
GENERAL PROVISIONS

Section 12.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 12.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03:

If to the Seller:	Avalon GloboCare Corp. 4400 Route 9 South, Suite 3100 Freehold, New Jersey 07728 E-mail: luisa@avalon-globocare.com Attention: Luisa Ingargiola

with a copy to (which shall not constitute notice):	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 E-mail: rafriedman@sheppardmullin.com Attention: Richard A. Friedman

If to the Purchaser:	Wenzhao Lu 16 Evan, Morganville, NJ 07751 E-mail: Daniel@avalon-globocare.com Attention: Wenzhao Lu

Section 12.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits and the Schedules, the statements in the body of this Agreement will control.

Section 12.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 12.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction).

Section 12.12 Submission to Jurisdiction. EACH PARTY HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE STATE OF NEW JERSEY, UNLESS SUCH ACTIONS OR PROCEEDINGS ARE REQUIRED TO BE BROUGHT IN ANOTHER COURT TO OBTAIN SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS ARTICLE XII. SERVICE OF PROCESS, SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST ANY PARTY HERETO, MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ANY SUCH PARTY’S ADDRESS INDICATED IN SECTION 12.03 HEREOF.

Section 12.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

Section 12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

WENZHAO LU

By:	/s/ Wenzhao Lu
	Name:	Wenzhao Lu
Title:

SELLER:

AVALON GLOBOCARE CORP., a Delaware corporation

By:	/s/ Luisa Ingargiola
	Name:	Luisa Ingargiola
	Title:	CFO